EXHIBIT 10.28

AMENDMENT NO. 1

TO

PW EAGLE TOP-HAT PLAN

WHEREAS, the Board of Directors of PW Eagle, Inc. (the “Company”) previously adopted the PW Eagle Top-Hat Plan (the “Plan”), originally effective January 1, 2000, which Plan was amended and restated generally effective January 1, 2005; and

WHEREAS, pursuant to Section 7.2 of the Plan, the Compensation Committee of the Board of Directors has the authority to amend the Plan at any time; and

WHEREAS, the Board of Directors deems it necessary to amend the Plan, effective January 1, 2007, to permit the termination of the Plan in the event of a change of control transaction;

NOW, THEREFORE, RESOLVED, that the PW Eagle Top-Hat Plan be and it is hereby amended as follows:

1. Section 1.1 of Article 1 of the Plan is hereby amended by adding a new definition of “Change of Control,” which shall read as follows:

“ ‘Change of Control’ shall mean:

(a) The purchase or other acquisition by any one person, or more than one person acting as a group, of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total combined value or total combined voting power of all classes of stock issued by the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total combined value or total combined voting power of such stock, the acquisition of additional stock by the same person or persons shall not be considered a Change of Control;

(b) A merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving entity for the election of directors of the surviving corporation;

(c) Any one person, or more than one person acting as a group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of stock of the Company constituting more thirty-five percent (35%) or more of the total combined voting power of all classes of stock issued by the Company;

(d) The purchase or other acquisition by any one person, or more than one person acting as a group, of substantially all of the total gross value of the assets of the Company during the twelve-month period ending on the date of the most recent purchase or other acquisition by such person or persons. For purposes of this subsection (d), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets;

(e) A change in the composition of the Board of the Company at any time during any consecutive twelve (12) month period such that the “Continuity Directors” cease for any reason to constitute at least a fifty percent (50%) majority of the Board. For purposes of this event, “Continuity Directors” means those members of the Board who either:

(1) were directors at the beginning of such consecutive twelve (12) month period; or

(2) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board of Directors.

In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.”

2. Section 7.2 of Article 7 of the Plan is hereby amended in its entirety to read as follows:

“7.2 Amendment or Termination

(a) Amendment or Termination. The Company, acting through a writing executed by the Committee, reserves the right to amend, modify, suspend or terminate the Plan; provided, however, no such action by the Company shall adversely affect any of the rights to which a Participant, Director or Beneficiary was entitled immediately prior to such amendment, modification, suspension or termination. Notwithstanding the foregoing, the Company expressly reserves the right to amend the Plan to the extent necessary or desirable to comply with the requirements of the Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder without the consent of any Participant, Director or Beneficiary.

Except as otherwise provided in Section 7.2(b) below, in the event the Board of Directors terminates the Plan, distribution of all Participants’ and Directors’

deferred compensation benefits shall be made within the time prescribed by and in accordance with Code Section 409A. Further, the Company shall terminate all deferred compensation arrangements required to be aggregated with this Plan under Code Section 409A, and shall not establish a new deferred compensation arrangement at any time within five (5) years following the date of the termination of this Plan if such new arrangement would be aggregated with this Plan under Code Section 409A.

(b) Change of Control Termination. The Company, acting through a writing executed by the Committee, reserves the right to terminate the Plan in the event of a Change of Control. Such termination shall occur not more than thirty (30) days prior to or nor more than twelve (12) months following the effective date of the Change of Control. Further, the Company shall terminate all deferred compensation arrangements required to be aggregated with this Plan under Code Section 409A, and distribution of all Participants’ and Directors’ deferred compensation benefits shall be made within the time prescribed by and in accordance with Code Section 409A.”

3. Except as expressly modified herein, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of this 25th day of January, 2007.

PW EAGLE, INC.

By	/s/ Neil R. Chinn
Its	Vice President

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